UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2015 (September 30, 2015)
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16463 (Commission File Number)	13-4004153 (I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri (Address of principal executive offices)	63101-1826 (Zip Code)

Registrant’s telephone number, including area code: (314)-342-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.
To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On September 30, 2015, Peabody Energy Corporation (the “Company”) filed a Certificate of Amendment to its Third Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of Delaware to effect a 1-for-15 reverse stock split of the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued and outstanding, effective as of 4:10 p.m. (Delaware time) on September 30, 2015 (the “Reverse Stock Split”). The Certificate of Amendment also decreased the number of authorized shares of the Common Stock from 800,000,000 shares to 53,333,333 shares.
As previously disclosed in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 17, 2015, the Company held a special meeting of stockholders on September 16, 2015, at which meeting the Company’s stockholders, by an affirmative vote of the majority of the Company’s outstanding shares of Common Stock, approved the amendments to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse split of the Common Stock at one of five reverse stock split ratios, 1-for-8, 1-for-10, 1-for-12, 1-for-15 or 1-for-20, and contemporaneously with such reverse stock split, to effect a corresponding reduction in the number of authorized shares of Common Stock from 800,000,000 to 100,000,000, 80,000,000, 66,666,667, 53,333,333 or 40,000,000, respectively. Based on the stockholders’ approval, the Company’s Executive Committee (the “Executive Committee”) has determined to effectuate the Reverse Stock Split at a ratio of 1-for-15 and reduce the number of authorized shares of Common Stock to 53,333,333, and has approved the corresponding final form of the Certificate of Amendment. The Executive Committee has abandoned all other amendments previously approved by the Company’s Board of Directors and the stockholders.
As a result of the Reverse Stock Split, every 15 shares of issued and outstanding Common Stock will be automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares will be issued as a result of the Reverse Stock Split. Any fractional shares that would otherwise have resulted from the Reverse Stock Split will be paid in cash in a proportionate amount equal to the applicable net proceeds attributable, after customary brokerage commissions and other expenses, to the sale of the fractional shares resulting from the aggregation and sale by the Company’s transfer agent of all fractional share interests attributable to the fractional shares otherwise issuable.
The Reverse Stock Split will reduce the number of shares of Common Stock outstanding from approximately 278 million shares to approximately 19 million shares, subject to adjustment for the payment of cash in lieu of fractional shares. The number of authorized shares of Common Stock under the Certificate of Incorporation will also be decreased from 800,000,000 shares to 53,333,333 shares.
The Common Stock began trading on a reverse stock split-adjusted basis on the New York Stock Exchange on October 1, 2015. The trading symbol for the Common Stock remains “BTU.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 704549203.
The information set forth herein is qualified in its entirety by reference to the complete text of the Certificate of Amendment, a copy of which is filed with this report as Exhibit 3.1.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
The following exhibit is filed as part of this report:

Exhibit No.	Description
3.1	Certificate of Amendment to Third Amended and Restated Certificate of Incorporation as filed on September 30, 2015 with the State of Delaware.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

October 6, 2015	By:	/s/ A. Verona Dorch
Name: A. Verona Dorch
Title: Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Amendment to Third Amended and Restated Certificate of Incorporation as filed on September 30, 2015 with the State of Delaware.

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